UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 6, 2014
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

On February 6, 2014, Cook Inlet Energy, LLC ("CIE"), a wholly-owned subsidiary of Miller Energy Resources, Inc. (the "Company") entered into the Trans-Foreland Pipeline Development Agreement (the "Agreement") with Tesoro Alaska Company ("Tesoro") and Trans-Foreland Pipeline Company, LLC ("TFPC"). The parties have agreed to give the Agreement an effective date as of January 1, 2014. The Agreement allows for the construction of the Trans-Foreland Pipeline to connect the Kustatan Production Facility on the west side of the Cook Inlet to the Kenai Pipe Line Company tank farm on the east side (the "Project").

Under the terms of the Agreement, TFPC shall fund, plan, construct, own and operate the Project, which CIE will agree to use to meet its transportation needs for its crude oil at a rate determined in accordance with the Agreement.

In the event that Tesoro and TFPC do not have necessary board of director approval of Project completion and financing by December 31, 2015, or elect before such date not to pursue the Project to completion, CIE shall have the right to purchase the interests in the Project from Tesoro and TFPC for an amount equal to $817,490 plus the actual cost to Tesoro and TFPC of any tangible property transferred to CIE.

If Tesoro does elect to pursue the Project to completion, under the terms of the Agreement it is contemplates that Tesoro and/or TFPC shall enter into a purchase agreement with CIE for certain crude oil transportation assets owned by CIE on the West Side of the Cook Inlet, which would be incorporated into the Project, These assets include pigging facilities and two oil shipping pumps located at CIE’s Kustatan production facility, approximately eight miles of 8” diameter onshore crude oil pipeline that connects the Kustatan facility to the facility at Trading Bay, and the related right-of-way (the “West Side Assets”). The purchase price for these assets will be set by reference to the rate base amount of the West Side Assets, and the purchase price paid to CIE for these assets will be equal to the rate base amount for these assets approved by the RCA, but in no event lower than $4 million or greater than $10 million.

Under the Agreement, TFPC has engaged CIE to act as contractor for the Project, for which CIE shall be compensated at a rate of $20,000 per month. The parties also agree to negotiate a separate contract under which, once the Project is operational, CIE would provide services to assist in the operation of the West Side Assets.

If TFPC and/or Tesoro elect to complete Project on or before December 31, 2015, then Tesoro and CIE have agreed to negotiate in good faith to enter into a new crude oil sales contract, on market-based price terms, for the purchase by Tesoro of all crude oil produced by CIE on the west side of Cook Inlet, up to the operating capacity of the Trans-Foreland Pipeline. This new sales contract would be in force until the earlier of (a) twenty years after the date of this sales contract or (b) as the date on which Tesoro, any Tesoro affiliate, or Tesoro Logistics, LP or its subsidiaries cease to own an interest in TFPC and the Nikiski, Alaska refinery. Any oil sold under this sales contract. Any oil sold under this sales contract would be subject to a transportation deduction as described in the Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.01 hereto and incorporated by reference herein.

Item 7.01.    Regulation FD Disclosure.

On February 12, 2014, we issued a press release relating to the Agreement referred to above. Attached as Exhibit 99.1 is our press release relating to the Agreement.

Also on February 12, 2014, we issued a press release announcing the hiring of John Brawley as Chief Financial Officer of the Company. Attached as Exhibit 99.2 is our press release relating to the hiring of John Brawley.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.01	Trans-Foreland Pipeline Development Agreement dated February 6, 2014 between Cook Inlet Energy, LLC, Tesoro Alaska Company and Trans-Foreland Pipeline Company, LLC
99.1	Press Release dated February 12, 2014 announcing the Agreement
99.2	Press Release dated February 12, 2014 announcing the hiring of John Brawley as Chief Financial Officer of the Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2014	Miller Energy Resources, Inc.
By: /s/ Kurt C. Yost
Kurt C. Yost
Senior Vice President and General Counsel